EXHIBIT 99.1

Earnings Announcement

San Luis Obispo, California – July 24, 2007

Coast Bancorp, the holding company for Coast National Bank, announced the preliminary financial results for the second quarter ended June 30, 2007.

Total Assets at June 30, 2007 were $185.1 million, a 2.4% increase from $180.7 million at December 31, 2006.  Net Loans at June 30, 2007 were $139.6 million, an increase of $4.5 million or 3.3% from $135.1 million at December 31, 2006.  Deposits as of June 30, 2007 were $165.9 million, a $3.4 million, or 2.1% increase from $162.5 million at December 31, 2006. Total stockholder equity increased 7.1% to $13.6 million as of June 30, 2007 as compared to $12.7 million at December 31, 2006.  Net income for the three months ended June 30, 2007 was $307,000, or $0.42 per diluted share, a 7.8% decrease from $333,000, or $0.47 per diluted share for the three months ended June 30, 2006.  Net income for the six months ended June 30, 2007 was $523,000, or $0.72 per diluted share, a 19.9% decrease from $653,000, or $0.93 per diluted share for the six months ended June 30, 2006.

Coast National Bank opened for business on June 16, 1997.  The Bank is an independent community bank with five banking offices and two loan production offices serving California’s Fresno and San Luis Obispo County.  With a focus on delivering unsurpassed customer service, the Bank provides small business loans, home loans and other loans, as well as an array of business and personal banking deposit products and other services. The Bank is a wholly-owned subsidiary of Coast Bancorp, a $185 million bank holding company, headquartered in San Luis Obispo, CA.  Coast Bancorp stock trades under the ticker symbol “CTBP.OB.” For more information, visit www.coastnationalbank.com or call 805.541.0400.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Coast Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations Coast National Bank.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and (6) other risks detailed in the Coast Bancorp reports filed with the Securities and Exchange Commission.